Exhibit 99.1

QHSLab, Inc. Launches a “Long COVID” Digital Health Tool for Primary Care Physicians

Primary care physicians now have access to reimbursable digital tools for the routine assessment of post-COVID conditions

●	Strengthening QHSLab’s Business Model and Expanding Digital Health Product Portfolio in the Large Primary Care Market
●	Long COVID Digital Health Tool Focused on Primary Care Represents a Compelling and Reimbursable Value Proposition for QHSLab’s Physician Clients
●	1 in 5 Adults has a New Health Condition that Might be Related to a Previous COVID-19 Infection

WEST PALM BEACH, FL – (September 20, 2022) (GLOBE NEWSWIRE) – QHSLab, Inc. (the “Company”) (OTCQB: USAQ), a company focused on providing clinicians with tools to leverage proactive, value-based healthcare solutions through emerging digital health and point of care technologies, today announced the launch of its proprietary Post-COVID Condition Health Habits digital health tool for screening primary care patients potentially suffering from a “long COVID” or “post-COVID” conditions.

The CDC estimates that 1 in 5 adults over the age of 18 has a health condition that might be related to having had a COVID infection in the past. Currently labeled as a “long COVID” or “post-COVID” condition, defined as having symptoms persisting after or beginning approximately four weeks after first contracting the virus and lasting three or more months after the acute infection, that a patient did not have prior to their COVID-19 infection.

Primary care physicians (PCPs) are usually the first contact for patients suffering from long COVID conditions, and medical researchers are yet to catch up and provide much-needed guidelines for the management of patients complaining of symptoms relating to long COVID conditions. PCPs measure their patient’s health status to form baselines to enable future monitoring of conditions and the effects of treatments. Until now, there have been few easy-to-use, quick, and reimbursable tools to measure a patient’s potential long COVID health and functional status and provide the PCP with clinical decision-making support relating to their patient’s health habits and lifestyle that may improve a patient’s functional status and reduce the risk of future chronic diseases such as heart disease, diabetes, respiratory conditions and mental health, for example.

The latest QHSLab digital health tool has been developed to quickly assess functional status and recovery from COVID-19 and aims to provide PCPs with baseline data relating to measuring long COVID symptoms, including, but not limited to, shortness of breath, pain, fatigue, muscle weakness, memory loss, depression, and anxiety as well as a range of functional limitations, such as changes in lifestyle, work, sports, and social activities.

“This much-needed reimbursable long COVID digital health tool will assist PCPs to initially measure and also track progress over time and has the potential to answer some meaningful clinical questions for long-term research into this new healthcare phenomenon,” said Troy Grogan, President and CEO of QHSLab, Inc.

The Post-COVID-19 Health Habits Assessment supplements the Post-COVID-19 Functional Status (PCFS) scale, designed to assess the functional status of patients previously infected with the SARS-CoV-2 virus, with an assessment of a patient’s current personal health and lifestyle habits, including stress management, diet, exercise, tobacco use, and alcohol consumption.

“Since inception QHSLab has been focused on the vast primary care market, which accounts for 52% of all healthcare utilization in the U.S. PCP’s are looking to companies like QHSLab to assist them in reducing non-clinical administrative burdens and increase practice revenue, enabling them to focus on patient care and satisfaction. Our latest Post-COVID-19 Health Habits Assessment is another way that QHSLab is accomplishing this goal for our medical practice clients,” concluded Grogan.

Medicare and commercial payor reimbursement rates for non-face-to-face services such as QHSLab’s Post-COVID-19 Health Habits Assessment pay PCPs approximately $100 per encounter. QHSLab has launched four core digital health assessments over the past 12 months, covering 100% of patients that see their PCP at any given time. These assessments include mental health evaluation (stress, anxiety, depression, sleep issues, and pain), allergies and asthma, medical nutrition, and post-COVID conditions.

Recent internal data suggests that QHSLab physician clients are generating new revenues in excess of $80-100,000 per year from these additional services, and the Company is just beginning to achieve the validated business model projections of licensing its digital health technology and providing administrative services under contract to its physician client base. Management at QHSLab, Inc. (USAQ) strongly believes that the Company’s current stock price is not reflective of the Company’s true value, its sound fundamental point-of-care and digital healthcare business, near-term prospects, or addressable market opportunities.

For more information, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patients responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also improving the revenues of their practice.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

https://twitter.com/USAQcorp